                                  EXHIBIT 99.1

(POLYONE LOGO)

                                                                    NEWS RELEASE





POLYONE REPORTS BEST FULL-YEAR, FOURTH-QUARTER RESULTS SINCE FORMATION

    -   FOURTH-QUARTER, FULL-YEAR INCOME IMPROVES SUBSTANTIALLY OVER 2003

    -   FULL-YEAR REVENUES INCREASE 10 PERCENT

    -   EVERY OPERATING UNIT CONTRIBUTES TO PERFORMANCE IMPROVEMENT

    -   COMPANY GENERATES STRONG CASH FLOW FROM OPERATIONS IN 2004

    - POLYONE SUBSTANTIALLY STRENGTHENS FINANCIAL POSITION WITH $234 MILLION IN DEBT REDUCTION AND PENSION FUNDING

CLEVELAND - February 3, 2005 - PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today reported sales from continuing operations of $515.9 million for the fourth quarter ended December 31, 2004, an increase of $41.9 million, or 9 percent, compared with the fourth quarter of 2003.

"Our strategy in 2004 was to set clear, measurable objectives that would position our business for success, focus on these goals and execute our plans well," said Thomas A. Waltermire, president and chief executive officer. "We achieved our important growth objectives in addition to solidifying our balance sheet through our debt reduction initiatives, improving our North American Color and Engineered Materials business units, and lowering our overall cost structure."

Operating income from continuing operations was $16.2 million for the fourth quarter of 2004, a $24.1 million improvement over the same period in 2003. PolyOne reported a net loss of $13.6 million, or $0.15 per share - a substantial improvement over a net loss of $182.6 million, or $2.00 per share, reported in the fourth quarter of 2003.

In the 2004 fourth quarter, special items for continuing and discontinued operations combined totaled $16.4 million after tax and reduced earnings per share by $0.18. A definition and a detailed list of special items appear in Attachment 4.

The 2003 fourth-quarter net loss included special items before taxes of $170.9 million, including a pre-tax non-cash charge of $130.5 million associated with the planned disposition of three non-core businesses. The charge represented an estimated impairment in the net assets of the discontinued operations held for sale.

For full-year 2004, revenues from continuing operations increased $197.0 million, or 10 percent, compared with 2003. Operating income from continuing operations increased $123.6 million, a substantial improvement driven by a balance of factors, including shipment volume improvements, a reduced cost structure and improved earnings from the Resin and Intermediates (R&I) segment.

 "Our success in generating this significant income improvement resulted from three years of dedicated effort at every level of our organization to reduce our overall cost structure in every operating unit while capturing growth, particularly in North America," Waltermire said.

PROGRESS ON PRIORITIES

PolyOne outlined four priorities at the beginning of 2004:

    - REDUCE DEBT BY $200 MILLION TO $300 MILLION THROUGH NON-CORE ASSET SALES AND OPERATING CASH FLOW: PolyOne reduced its debt, including the SunBelt Chlor-Alkali guarantee and pension obligation, by approximately $234 million in 2004. Since January 1, 2004, the Company has reduced its long-term debt and receivables sale facility drawings by $164.4 million. At the end of the fourth quarter, PolyOne had no drawings under either its revolving credit facility or its receivables sale facility. During the fourth quarter, the Company made a voluntary contribution of $65 million to its defined benefit pension plans, which will eliminate pension funding obligations for 2005 and 2006.

        Net cash provided by operating activities was a negative $51.6 million for the full year 2004. Operating cash flow as defined in Attachment 5 was a positive $96 million for the full year, a substantial improvement over 2003. Contributing to this increase were significant improvements in working capital efficiency, stronger earnings and lower restructuring outflows.

        As a result of debt reduction and earnings improvements, the debt coverage ratio (calculated as defined in PolyOne's bank facility covenant test) declined substantially to 3.97 at the end of the 2004 from 12.5 at the end of 2003.

    - RETURN TWO CORE BUSINESSES TO PROFITABILITY: PolyOne continued making progress toward its objective to return the North American Color and Additives Masterbatch and Engineered Materials units to acceptable profitability. At the end of 2004, combined operating income from these businesses had improved by approximately $24 million compared with 2003. While not yet profitable on an operating income basis, these businesses combined generated positive operating cash flow during 2004.

    -   BRING OVERHEAD COSTS OF CONTINUING BUSINESSES UNDER 10 PERCENT OF SALES:
        Selling and administrative (S&A) costs for the continuing businesses were 9.3 percent of sales in 2004, down from 12.3 percent in 2003 and
        14.1 percent in 2002.

    - GROW THE TOP LINE: Revenue for 2004 was 10 percent higher compared with 2003, and shipments for continuing operations improved 5 percent over the same period. A number of factors contributed to this improvement, including: PolyOne's acquisition in early 2004 of the North American plastics distribution business ResinDirect, a subsidiary of Louis Dreyfus Energy Services; the startup of a new thermoplastic elastomers
        (TPE) manufacturing line in Europe; the significantly improved business climate for North American plastics markets and, in particular, the wire and cable industry; new business applications, including an important outdoor decking application for the North American Color Additives business; and the commitment of significant resources that helped further the development of nanocomposite applications.

        With the anticipated completion of a third China manufacturing operation in the second quarter of 2005, PolyOne will have a strong base for additional leverage and growth within Asia in 2005.

A NOTE ON ACCOUNTING FOR DISCONTINUED OPERATIONS

In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below operating income - continuing operations on the income statement. As a result, reporting and discussion of items above the operating income - continuing operations line (such as sales, operating income, interest, and selling and administrative costs) includes only the results of continuing operations.

               QUARTERLY SUMMARY OF CONSOLIDATED OPERATING RESULTS
               ---------------------------------------------------
                 (In millions of dollars, except per share data)

                                                              4Q04           4Q03          3Q04            FY04           FY03
                                                              ----           ----          ----            ----           ----
OPERATING RESULTS:
Sales - continuing operations                              $   515.9      $   474.0      $   552.1      $ 2,161.5      $ 1,964.5

Operating income (loss) - continuing operations            $    16.2      $    (7.9)     $    37.8      $   119.6      $    (4.0)


Net income (loss) - total Company                          $   (13.6)     $  (182.6)     $    11.6      $    23.5      $  (251.1)
Income (loss) from discontinued operations - after tax          (2.8)        (152.7)          (0.2)           4.9         (155.8)
Income (loss) before discontinued operations                   (10.8)         (29.9)          11.8           18.6          (95.3)

EARNINGS (LOSS) PER SHARE - DILUTED:
Net income (loss) - total Company                          $   (0.15)     $   (2.00)     $    0.13      $    0.26      $   (2.76)
Income (loss) from discontinued operations                     (0.03)         (1.67)          0.00           0.06          (1.71)
Income (loss) before discontinued operations                   (0.12)         (0.33)          0.13           0.20          (1.05)
Per share impact of special items - after tax:
   Before discontinued operations                              (0.14)         (0.27)         (0.04)         (0.21)         (0.84)
   Discontinued operations                                     (0.04)         (1.68)         (0.04)         (0.16)         (1.76)

OTHER DATA:
Sales - discontinued operations                            $    56.1      $   134.9      $    85.4      $   452.0      $   571.4
Depreciation and amortization:
   Before discontinued operations                               12.3           12.8           11.4           50.9           51.4
   Discontinued operations                                         -            4.3              -              -           21.7


A discussion appears at the end of this press release on the use of non-GAAP financial measures.

FOURTH-QUARTER AND FULL-YEAR 2004 HIGHLIGHTS (SEE ATTACHMENT 7)

TOTAL COMPANY

Operating income from continuing operations before special items in the fourth quarter of 2004 was up $9.0 million compared with the fourth quarter of 2003. This increase resulted from balanced improvements in sales volumes, plant and S&A costs, and R&I earnings. Operating income from continuing operations, however, declined by $21.6 million in the fourth quarter of 2004 compared with the third quarter of 2004. Before special items, this decline was $25.0 million. The adverse impact of lower seasonal sales volumes, reduced margins in Performance Plastics and lower R&I earnings more than offset lower plant and S&A costs.

Income from discontinued operations (Specialty Resins and Engineered Films) declined by $2.2 million compared with the third quarter of 2004, primarily as a result of the loss of income from the Elastomers and Performance Additives unit, which was sold in August 2004. Before special items, this decline was $2.6 million. Compared with the fourth quarter of 2003, however, income from discontinued operations improved $23.1 million. Before special items, the improvement was $2.3 million. The Company recognized $21.4 million in special items in fourth-quarter 2003, primarily for employee separation and plant phase-costs associated with restructuring initiatives in the discontinued operations.

-   PERFORMANCE PLASTICS SEGMENT

        - VINYL COMPOUNDS - Fourth-quarter 2004 shipments were down seasonally from the third quarter in all markets with the exception of pipe fittings. Fourth-quarter shipments, however, reflected a 6 percent increase compared with the fourth quarter of 2003, led by strong demand in wire and cable. Pricing improved only slightly in fourth-quarter 2004 compared with the third quarter.

            For the full year, vinyl compound sales and shipments improved 12 percent and 9 percent, respectively, reflecting this business' market strength, higher pricing and an improved economy.

        - FORMULATORS - Shipments and revenues were down 10 percent and 8 percent, respectively, in the fourth quarter of 2004 versus the third quarter, primarily a result of normal seasonality. Compared with fourth-quarter 2003, revenues were up 8 percent as a result of new business, improved pricing and stronger screen printing ink sales.

            For the full year, revenues increased 2 percent compared with 2003, led by vinyl screen printing inks growth and higher selling prices. Shipments were down 3 percent in the same period, affected primarily by automotive applications in models that have been phased out.

        - INTERNATIONAL - Seasonal weakness and a general economic softness in Europe led to an International sales decline of 5 percent from the third quarter of 2004. Fourth-quarter 2004 shipments were down 14 percent from the third quarter, a greater amount than revenues due to the strengthening euro. Compared with the fourth quarter of 2003, however, shipments increased 3 percent, excluding shipments from the Melos(R) rubber granulates business in the 2003 fourth quarter. The rubber granulates business was sold on May 31, 2004.

            For the year, International sales increased 8 percent compared with 2003. Currency exchange increased revenues $35 million. Excluding Melos shipments, overall international shipments increased nearly 6 percent, led by Asia, which was up 12 percent.

            In January 2005, PolyOne completed the purchase of the remaining 16 percent of equity ownership in Star Color, a color additives manufacturing subsidiary in Thailand.

        - NORTH AMERICAN COLOR - Fourth-quarter revenues increased 1 percent versus third-quarter 2004 on 3 percent less shipment volume, a result of higher selling prices and more favorable product mix. Fourth-quarter revenues increased 19 percent on a 17 percent improvement in shipments compared with fourth-quarter 2003, driven by improved quality, service and a strengthening of the unit's market position.

            For the full year, Color made great progress toward re-establishing itself as a market leader. Sales improved 7 percent while shipment volume increased 20 percent.

        - NORTH AMERICAN ENGINEERED MATERIALS - While revenues in the fourth quarter decreased 7 percent from the third-quarter level, volumes decreased slightly less as the business took steps to replace low-priced tolling business with more specialty business. A similar trend is evident in the comparison of fourth-quarter 2004 with fourth-quarter 2003 results.

            For 2004, revenues increased 3 percent over the prior year. Income increased significantly on a lower cost structure and improved business mix.

- DISTRIBUTION SEGMENT: Fourth-quarter revenues decreased 2 percent from third-quarter levels, while shipments declined 8 percent due to seasonal slowing. The smaller sales decline was due to higher selling prices that PolyOne passed on from its supplier base. Compared with the fourth quarter of 2003, sales increased 15 percent while shipments were up 4 percent. The difference between sales and shipments was primarily the result of the closing of the Mexico operation. The solid year-over-year growth was driven by higher commodity resin sales, achieved as a result of the ResinDirect acquisition, and continued growth in PolyOne branded product sales.

    Distribution sales increased $77.1 million, or 15 percent, for the full year compared with 2003, led by a 9 percent increase in shipments. Eliminating the impact of the Mexican operations during 2003, full year sales in the U.S. and Canada were up 20 percent on a 15 percent increase in shipments.

- RESIN AND INTERMEDIATES SEGMENT: Both Oxy Vinyls, LP and SunBelt Chlor-Alkali benefited from improved caustic soda prices in the fourth quarter of 2004 compared with the third quarter. OxyVinyls' income decreased in the fourth quarter, however, due primarily to a lower average industry resin margin spread over raw materials and the typical seasonal slowing in polyvinyl chloride (PVC) demand. In the fourth quarter of 2004, industry average ethylene costs rose more than 6 cents per pound, while industry average PVC resin increased an average of only 2.5 cents.

FIRST-QUARTER 2005 BUSINESS OUTLOOK

"Our first-quarter focus is on growing our businesses organically and restoring our margin spread over raw materials," said Waltermire. "Although we face some challenges, especially from continuing key raw material cost increases, our customers are optimistic about business conditions. In this economic environment, we intend to maximize every opportunity to improve sales and strengthen our market position."

Because the first quarter is generally stronger seasonally than the fourth quarter, PolyOne anticipates that revenues from continuing operations should increase in a range of 12 percent to 15 percent over fourth-quarter 2004 revenues. Contributing to this estimated sales increase are projected volume shipment improvements of 5 percent to 7 percent and expected price increases of 4 percent to 5 percent, with the balance expected to come from foreign exchange due to the weaker U.S. dollar. Volume shipments in North America were slow to develop in early January, but started to build toward the end of the month.

Although all of PolyOne's operating units raised prices in the fourth quarter of 2004, additional raw material, additive and freight costs are expected to pressure margins in the first quarter of 2005. Nevertheless, PolyOne expects modest sequential margin improvement, but does not expect to see margin recovery to mid-2004 levels until later in 2005. Of particular note are the downstream vinyl operating businesses, which are being adversely affected by escalating PVC resin, ethylene and chlorine costs as well as price increases in various compound additives.

These anticipated sales and margin improvements, partially offset by anticipated cost increases from adverse discount interest rate movements affecting benefit cost projections, result in an expected operating income increase from continuing operations of $11 million to $17 million over fourth-quarter 2004. Included in this total is an increase in expected R&I segment operating income.

The R&I segment should continue to benefit in the first quarter from increasing market prices for PVC resins and caustic soda and an increase in PVC resin demand compared with the fourth quarter. Partially offsetting these factors are anticipated higher energy and derivative feedstock costs. Average PVC resin industry prices are projected to raise the first quarter average 3 cents to 4 cents per pound higher due to increases realized during the fourth quarter and announced for the first quarter. Ethylene costs are expected to be at least 2 cents to 3 cents higher in the first quarter, principally reflecting increases realized during the fourth quarter. The combination of these factors is expected to increase R&I operating income between $3 million and $5 million in the first quarter compared with the fourth quarter.

As a result of improved selling prices and shipments for Specialty Resins and Engineered Films, net income from discontinued operations should increase between $1 million and $2 million in the first quarter compared with the fourth quarter.

Interest costs should be approximately $1 million lower in the first quarter compared with the fourth quarter, due to fourth-quarter debt retirements.

PolyOne will continue to maintain a full valuation allowance associated with U.S. federal taxes. Consequently, PolyOne's financial statement net income will reflect only foreign tax liabilities. The Company expects the effective foreign tax rate to remain at approximately 25 percent.

PolyOne projects continuing strong operating cash generation for 2005, before considering business divestments. The Company expects cash generation levels to approach those realized in 2004. Cash flow in 2004 benefited from substantially improved working capital efficiency, higher earnings and lower outlays associated with previously announced restructuring initiatives. These general trends are expected to continue into 2005. Embedded in the Company's annual projection, however, is an anticipated substantial working capital build in the first quarter that results in negative cash generation in the quarter due to strong sequential revenue growth.

PolyOne expects a number of additional factors to affect 2005 cash flow:

- Capital expenditures, including discontinued operations, are projected at $40 million to $45 million compared with 2004 spending of $28.5 million;

- Restructuring expenditures should be minimal compared with $22.5 million in 2004;

- No contributions to the qualified pension plan will be required in 2005 and 2006, a result of the $65 million voluntary contribution in 2004;

-   Approximately $47 million remains outstanding on debt maturing in 2005;

- The Company has targeted further reductions in its internal working capital as a percentage of sales metric; and

- Interest costs should be $5 million to $6 million lower in 2005, before consideration of further early debt retirements.

IN-QUARTER UPDATE POLICY

PolyOne intends to release an in-quarter update some time during March, the final month of the quarter. The purpose of this release is to inform investors of any material changes to major business drivers as discussed in the "Outlook" section of earnings releases and Form 10-Q or 10-K.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items on a consolidated basis and per share impact of special items. The most directly comparable GAAP financial measures are: net cash used (provided) by operating activities, operating income (loss) and income (loss) per share.

When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per share basis to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations. PolyOne's chief operating decision makers also use operating cash flow as an internal measure of cash generation from operations, and it is also a component of the PolyOne Annual Incentive Plan at the corporate level.

PolyOne is providing these non-GAAP financial measures because it also believes they offer investors a top-level management view of the Company's financial performance and enhances investor understanding of current profitability levels and how current levels may serve as a base for future performance.

Special items recognized during 2004 and 2003 include charges related to specific strategic initiatives such as the consolidation of operations, restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, environmental remediation costs for facilities no longer owned or closed in prior years, gains and losses on the divestiture of joint ventures and equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached are standard financial schedules and a summary of segment results.

POLYONE FOURTH-QUARTER 2004 CONFERENCE CALL

PolyOne will host a conference call at 10:00 a.m. Eastern time on Friday, February 4, 2005. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9931951. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.

ABOUT POLYONE

PolyOne Corporation, with 2004 annual revenues of $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:       Dennis Cocco
                                        Vice President, Investor Relations
                                        & Communications
                                        440.930.1538

FORWARD-LOOKING STATEMENTS

    In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

    - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

    - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;

    - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride
        (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

    - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;

    - production outages or material costs associated with scheduled or unscheduled maintenance programs;

    - costs or difficulties and delays related to the operation of joint venture entities;

    - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;

    - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;

    - an inability to launch new products and/or services within PolyOne's various businesses;

    -   the possibility of further goodwill impairment;

    -   an inability to maintain any required licenses or permits:

    -   an inability to comply with any environmental laws and regulations;

    - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;

    - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

    - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals;

    - a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;

    - an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance;

    - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;

    - any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;

    -   an inability to raise prices or sustain price increases for products;

    - an inability or delay beyond December 31, 2005, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;

    - an inability to achieve anticipated earnings performance due to the divestment of a non-core business prior to March 31, 2005;

    - an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons; and

    - a delay in the completion of the China plant slated for startup in the second quarter 2005.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #2305)

                                       ###

                                                                    ATTACHMENT 1

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In millions, except per share data)

                                                                         THREE MONTHS ENDED                   YEAR ENDED
                                                                             DECEMBER 31,                    DECEMBER 31,
                                                                         2004            2003            2004            2003
                                                                      ---------       ---------       ---------       ---------
Sales                                                                 $   515.9       $   474.0       $ 2,161.5       $ 1,964.5
Operating costs and expenses:
  Cost of sales                                                           460.2           403.0         1,837.5         1,664.7
  Selling and administrative                                               41.9            56.2           201.2           240.8
  Depreciation and amortization                                            12.3            12.8            50.9            51.4
Employee separation and plant phase-out                                     0.1             9.0            (1.4)           35.1
Asset impairments                                                           3.8             8.0             3.8             8.0
Environmental remediation at inactive sites                                  --             1.6             8.7             2.7
Loss on sale of assets                                                       --              --             5.9             0.3
Income from equity affiliates and minority interest                       (18.6)           (8.7)          (64.7)          (34.5)
                                                                      ---------       ---------       ---------       ---------
Operating income (loss)                                                    16.2            (7.9)          119.6            (4.0)
Interest expense                                                          (17.3)          (17.6)          (72.1)          (66.6)
Other expense, net                                                         (3.6)           (3.3)          (15.3)          (12.4)
                                                                      ---------       ---------       ---------       ---------
Income (loss) before income taxes and discontinued operations              (4.7)          (28.8)           32.2           (83.0)
Income tax expense                                                         (6.1)           (1.1)          (13.6)          (12.3)
                                                                      ---------       ---------       ---------       ---------
Income (loss) before discontinued operations                              (10.8)          (29.9)           18.6           (95.3)
Discontinued operations:
  Income (loss) from operations, net of income taxes                       (2.8)         (152.7)            4.9          (155.8)
                                                                      ---------       ---------       ---------       ---------
Net income (loss)                                                     $   (13.6)      $  (182.6)      $    23.5       $  (251.1)
                                                                      =========       =========       =========       =========

Income (loss) per share of common stock:
  Basic income (loss) per share before discontinued operations        $   (0.12)      $   (0.33)      $    0.20       $   (1.05)

  Discontinued operations                                                 (0.03)          (1.67)           0.06           (1.71)
                                                                      ---------       ---------       ---------       ---------
  Basic income (loss) per share                                       $   (0.15)      $   (2.00)      $    0.26       $   (2.76)
                                                                      =========       =========       =========       =========
  Diluted income (loss) per share before discontinued operations      $   (0.12)      $   (0.33)      $    0.20       $   (1.05)

  Discontinued operations                                                 (0.03)          (1.67)           0.06           (1.71)
                                                                      ---------       ---------       ---------       ---------
  Diluted income (loss) per share                                     $   (0.15)      $   (2.00)      $    0.26       $   (2.76)
                                                                      =========       =========       =========       =========

Weighted average shares used to compute earnings per share:
  Basic                                                                    91.6            91.1            91.6            91.1
  Diluted                                                                  92.0            91.1            91.8            91.1

                                                                    ATTACHMENT 2


                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      (In millions, except per share data)

                                                                                 DECEMBER 31,       DECEMBER 31,
                                                                                     2004               2003
                                                                                 ------------       ------------
ASSETS
Current assets:
  Cash and cash equivalents                                                       $     38.6         $     48.7
  Accounts receivable, net                                                             309.7              263.5
  Inventories                                                                          196.0              196.9
  Deferred income tax assets                                                            20.1               26.9
  Other current assets                                                                  17.7               17.7
  Discontinued operations                                                               34.6               52.1
                                                                                  ----------         ----------
   Total current assets                                                                616.7              605.8
  Property, net                                                                        441.2              486.1
Investment in equity affiliates                                                        263.3              256.7
Goodwill, net                                                                          321.0              334.0
Other intangible assets, net                                                            10.1               20.2
Other non-current assets                                                                59.6               53.2
Discontinued operations                                                                 59.9              144.9
                                                                                  ----------         ----------
   Total assets                                                                   $  1,771.8         $  1,900.9
                                                                                  ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank debt                                                            $      2.3         $      1.1
  Accounts payable                                                                     210.7              173.4
  Accrued expenses                                                                     102.4              111.1
  Current portion of long-term debt                                                     49.3               26.3
  Discontinued operations                                                               26.3               52.3
                                                                                  ----------         ----------
   Total current liabilities                                                           391.0              364.2
Long-term debt                                                                         640.5              757.1
Deferred income tax liabilities                                                         14.3               25.9
Post-retirement benefits other than pensions                                           114.0              120.3
Other non-current liabilities, including pensions                                      224.7              257.9
Minority interest in consolidated subsidiaries                                           6.8                8.5
Discontinued operations                                                                  0.1                0.2
                                                                                  ----------         ----------
   Total liabilities                                                                 1,391.4            1,534.1
Shareholders' equity:
  Preferred stock, 40.0 shares authorized, no shares issued                               --                 --
  Common stock, $.01 par, 400.0 shares authorized, 122.2 shares issued at
   December 31, 2004 and 2003                                                            1.2                1.2
  Other shareholders' equity                                                           379.2              365.6
                                                                                  ----------         ----------
   Total shareholders' equity                                                          380.4              366.8
                                                                                  ----------         ----------
   Total liabilities and shareholders' equity                                     $  1,771.8         $  1,900.9
                                                                                  ==========         ==========

                                                                    ATTACHMENT 3

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (In millions)

                                                                                                        YEAR ENDED
                                                                                                       DECEMBER 31,
                                                                                                  2004              2003
                                                                                                --------          --------
OPERATING ACTIVITIES
  Net income (loss)                                                                             $   23.5          $ (251.1)
   Income (loss) from discontinued operations                                                        4.9            (155.8)
                                                                                                --------          --------
  Income (loss) from continuing operations                                                          18.6             (95.3)
  Adjustments to reconcile income (loss) from continuing operations to net cash used by operating activities of continuing operations:
     Employee separation and plant phase-out charges                                                (1.4)             35.1
     Cash payments on employee separation and plant phase-out                                      (22.5)            (43.5)
     Charges for environmental remediation at inactive sites                                         8.7               2.7
     Cash payments on environmental remediation at inactive sites                                   (1.6)             (2.8)
     Voluntary payments to employee pension plans                                                  (65.0)            (15.1)
     Depreciation and amortization                                                                  50.9              51.4
     Loss on sale of assets                                                                          5.9               0.3
     Companies carried at equity and minority interest:
       Income from equity affiliates                                                               (66.2)            (36.3)
       Minority interest expense                                                                     1.5               1.8
       Dividends and distributions received                                                         51.5              24.7
     Deferred income taxes                                                                           0.5               4.5
     Change in assets and liabilities:
       Accounts receivable                                                                         (38.0)              2.2
       FIFO inventories                                                                              1.1              24.3
       Accounts payable                                                                             34.7             (31.3)
       Decrease in sale of accounts receivable                                                     (70.7)            (89.2)
       Accrued expenses and other                                                                   40.4              (9.6)
                                                                                                --------          --------
NET CASH USED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS                                     (51.6)           (176.0)

INVESTING ACTIVITIES
  Capital expenditures                                                                             (23.4)            (28.7)
  Return of capital by equity affiliates, net                                                        8.3               3.9
  Business acquired, net of cash received                                                           (6.7)            (15.8)
  Proceeds from sale of discontinued business, net of note receivable of $14.0                     101.5                --
  Proceeds from sale of assets                                                                      32.2             (27.7)
                                                                                                --------          --------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS                          111.9             (12.9)

FINANCING ACTIVITIES
  Change in short-term debt                                                                         24.1             (84.6)
  Change in long-term debt                                                                        (117.8)            291.2
  Termination of interest rate swaps                                                                (0.3)             (2.6)
  Proceeds from the exercise of stock options                                                        0.3                --
  Debt issuance costs                                                                               (0.4)            (15.0)
                                                                                                --------          --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS                          (94.1)            189.0

NET CASH PROVIDED BY DISCONTINUED OPERATIONS                                                        24.6               4.2

EFFECT OF EXCHANGE RATE ON CHANGES ON CASH                                                          (0.9)              3.0
                                                                                                --------          --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                   (10.1)              7.3
Cash and cash equivalents at beginning of period                                                    48.7              41.4
                                                                                                --------          --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                      $   38.6          $   48.7
                                                                                                ========          ========

                                                                    ATTACHMENT 4

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                                  (In Millions)

SPECIAL ITEMS ($MM)                                     4Q03      FY03      1Q04      2Q04      3Q04      4Q04      FY04
-------------------------------------------------------------------------------------------------------------------------

Continuing operations
---------------------
Employee separation and plant phase-out costs (1)        (9.0)    (35.1)      0.2       1.0       0.3      (0.1)      1.4
Period plant phase-out costs incurred (2)                (0.5)     (2.9)        -         -         -         -         -

Asset Impairments (3)                                    (8.0)     (8.0)        -         -         -      (3.8)     (3.8)
Environmental remediation at inactive sites (4)          (1.6)     (2.7)     (0.6)     (0.7)     (7.4)        -      (8.7)
Loss on sale (5)                                          0.1      (0.2)        -      (5.7)     (0.2)        -      (5.9)
Equity affiliate - cumulative effect of a change
    in accounting (6)                                       -      (0.8)        -         -         -         -         -
Equity affiliate - employee separation (7)                  -      (1.0)        -         -         -         -         -
                                                        ------    ------     -----     -----     -----     -----    ------

    Impact on pre-tax income                            (19.0)    (50.7)     (0.4)     (5.4)     (7.3)     (3.9)    (17.0)
Income tax benefit on above items                         7.1      18.7       2.0       3.9       3.0       1.5       8.6
Foreign dividend tax (9)                                    -     (24.0)        -         -         -         -         -

Tax allowance (10)                                      (12.5)    (20.8)     (4.9)      3.4       1.2     (10.6)    (10.9)
                                                        ------    ------     -----     -----     -----     -----    ------

   Impact on net income from continuing operations      (24.2)    (76.8)     (5.1)      1.9      (3.1)    (13.0)    (19.3)
   Per share impact                                     (0.27)    (0.84)    (0.06)     0.03     (0.04)    (0.14)    (0.21)

Discontinued operations
-----------------------

Employee separation and plant phase-out costs (1)       (19.3)    (28.5)     (5.2)     (1.1)     (1.0)     (0.6)     (7.9)
Period plant phase-out costs incurred (2)                (2.1)     (2.1)        -         -         -         -         -
                                                        ------    ------     -----     -----     -----     -----    ------


   Impact on operating income                           (21.4)    (30.6)     (5.2)     (1.1)     (1.0)     (0.6)     (7.9)

Net asset impairment of discontinued operations (8)    (130.5)   (130.5)        -      (9.9)     (5.4)     (6.0)    (21.3)
                                                        ------    ------     -----     -----     -----     -----    ------

   Impact on pre-tax income                            (151.9)   (161.1)     (5.2)    (11.0)     (6.4)     (6.6)    (29.2)
Income tax benefit on above items                        40.0      43.5       2.0       4.3       2.5       2.6      11.4

Tax allowance (10)                                      (41.0)    (42.1)      2.0       0.9      (0.2)      0.6       3.3
                                                        ------    ------     -----     -----     -----     -----    ------

   Impact on net income from discontinued operations   (152.9)   (159.7)     (1.2)     (5.8)     (4.1)     (3.4)    (14.5)
   Per share impact                                     (1.68)    (1.76)    (0.01)    (0.07)    (0.04)    (0.04)    (0.16)
                                                        ------    ------     -----     -----     -----     -----    ------

   Impact on net income                                (177.3)   (236.5)     (6.3)     (3.9)     (7.2)    (16.4)    (33.8)
   Per share impact                                     (1.95)    (2.60)    (0.07)    (0.04)    (0.08)    (0.18)    (0.37)

Explanations:

1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing cost and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives.

2. Costs associated with restructuring initiatives that were required to be recognized as period costs versus when the restructuring initiative was approved. The third and fourth quarter expense under continuing operations is for the write-off of inventories and receivables resulting from the decision to close the Mexico distribution business.

3. A non-cash impairment charge to adjust the carrying value of deferred product technology, customer list, customer contract, internet investment and note receivable to estimated realizable future cash flows or fair market value.

4. Environmental remediation costs for facilities either no longer owned or closed in prior years.

5. Loss from the sale of European vinyl compounding business in the second quarter of 2003 and from the sale of Melos rubber granules business in the second quarter of 2004.

6. A charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 142, "Accounting for Asset Retirement Obligations."

7. Employee severance costs associated with a personnel reduction by OxyVinyls in the second quarter of 2003.

8. A non-cash impairment charge to adjust the net asset carrying value of discontinued operations to estimated net future proceeds.

9.  U.S. tax expense related to foreign subsidiary dividends paid.

10. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    ATTACHMENT 5

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  (In Millions)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                             4Q04         3Q04         4Q03       FY 2004      FY 2003
                                                           -------      -------      -------      -------      -------

CONTINUING OPERATIONS:
Operating income before special items                      $  20.1      $  45.1      $  11.1      $ 136.6      $  46.7
Special items in continuing operations, before tax            (3.9)        (7.3)       (19.0)       (17.0)       (50.7)
                                                           -------      -------      -------      -------      -------
   Operating income (loss)                                 $  16.2      $  37.8      $  (7.9)     $ 119.6      $  (4.0)
                                                           =======      =======      =======      =======      =======

DISCONTINUED OPERATIONS:
Operating income before special items                      $   3.5      $   6.1      $   1.2      $  35.1      $   7.9
Special items in discontinued operations, before tax          (0.6)        (1.0)       (21.4)        (7.9)       (30.6)
                                                           -------      -------      -------      -------      -------
   Operating income (loss)                                 $   2.9      $   5.1      $ (20.2)     $  27.2      $ (22.7)
                                                           =======      =======      =======      =======      =======

CONTINUING OPERATIONS:
Income (loss) per share before impact of special items     $  0.02      $  0.17      $ (0.06)     $  0.41      $ (0.21)
Per share impact of special items, after tax                 (0.14)       (0.04)       (0.27)       (0.21)       (0.84)
                                                           -------      -------      -------      -------      -------
   Diluted income (loss) per share                         $ (0.12)     $  0.13      $ (0.33)     $  0.20      $ (1.05)
                                                           =======      =======      =======      =======      =======

DISCONTINUED OPERATIONS:
Income per share before impact of special items            $  0.01      $  0.04      $  0.01      $  0.22      $  0.05
Per share impact of special items, after tax                 (0.04)       (0.04)       (1.68)       (0.16)       (1.76)
                                                           -------      -------      -------      -------      -------
   Diluted income (loss) per share                         $ (0.03)     $    --      $ (1.67)     $  0.06      $ (1.71)
                                                           =======      =======      =======      =======      =======



                                                                           Quarter Ended                           Year Ended
                                                              ------------------------------------------   -------------------------
                                                              Dec. 31,  Sept. 30,   June 30,    March 31,  Year ended    Year ended
                                                               2004        2004        2004        2004   Dec 31, 2004  Dec 31, 2003
                                                               ----        ----        ----        ----   ------------  ------------

RECONCILIATION TO CONDENSED CONSOLIDATED STATEMENT OF
   CASH FLOW
Net cash provided (used by) by operating activities
   of continuing operations                                   $ (36.2)    $  28.3     $ (53.2)    $   9.5   $ (51.6)    $(176.0)
Net cash provided (used by) by investing activities of
   continuing operations                                         (7.9)       94.3        34.2        (8.7)    111.9       (12.9)
Less decrease in sale of accounts receivable                        -        19.1        50.9         0.7      70.7        89.2
Plus net cash provided (used) by discontinued operations         (0.2)       (1.8)       18.9         7.7      24.6         4.2
Interest rate swap fair value debt adjustment                    (0.9)        1.2        (5.3)        2.3      (2.7)       (9.8)
Guarantee of Sunbelt outstanding senior secured notes             6.1           -           -           -       6.1         6.1
Other financing activity                                         (2.0)        0.3           -           -      (1.7)      (11.6)
Effect of exchange rate changes on cash                          (0.5)        0.4        (0.3)       (0.5)     (0.9)        3.0
                                                                ------      -----        ------     ------    ------     -------
DECREASE IN BORROWED DEBT LESS CASH AND CASH EQUIVALENTS      $ (41.6)    $ 141.8     $  45.2     $  11.0   $ 156.4     $(107.8)

Plus voluntary payments to employee pension plans             $  65.0     $     -     $     -     $     -   $  65.0     $  15.0
Less proceeds from sale of assets (net of idle assets)              -        (5.7)      (18.6)          -     (24.3)       (0.3)
Less guarantee of Sunbelt outstanding senior secured notes       (6.1)          -           -           -      (6.1)       (6.1)
Less proceeds from sale of discontinued business, net of
   note receivable of $14.0 and selling costs                       -      (101.5)          -           -    (101.5)          -
Plus business acquired, net of cash received                                    -           -         6.7       6.7           -
                                                                ------      -----        ------     ------    ------     -------
OPERATING CASH FLOW                                           $  17.3     $  34.6     $  26.6     $  17.7   $  96.2     $ (99.2)
                                                                ======      ====-        ======     ======    ======     ======-

                                                                    ATTACHMENT 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations.

"Special items" include charges related to specific strategic initiatives such as the consolidation of operations, restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, environmental remediation costs for facilities no longer owned or closed in prior years, and gains and losses on the divestiture of joint ventures and equity investments.


                                                             Three Months
                                                             ------------

                                                     4Q04         3Q04         4Q03        FY04         FY03
--------------------------------------------------------------------------------------------------------------
Business Segments:
Sales:
   Performance Plastics Segment                      402.7        426.9        373.1      1,697.5      1,556.1
   Distribution Segment                              152.0        154.7        132.0        606.3        529.2
   Resin and Intermediates Segment                       -            -            -            -            -
   Inter-segment Sales                               (38.8)       (29.4)       (31.1)      (142.3)      (120.8)
                                                   -----------------------------------------------------------
                                                     515.9        552.2        474.0      2,161.5      1,964.5
                                                   ===========================================================

Operating income (loss)
   Performance Plastics Segment                        3.5         28.4          6.3         82.1         34.5
   Distribution Segment                                3.7          4.5          2.4         17.7          9.1
   Resin and Intermediates Segment                    15.4         18.1          6.6         53.7         26.7
   Other Segment                                      (2.5)        (5.9)        (4.2)       (16.9)       (23.6)

   Special items, income (expense)                    (3.9)        (7.3)       (19.0)       (17.0)       (50.7)
                                                   -----------------------------------------------------------
      Operating income (loss)                         16.2         37.8         (7.9)       119.6         (4.0)
                                                   ===========================================================

Other data:
Discontinued operations
    Sales:
         Elastomers and Performance Additives            -         30.3         81.9        220.1        348.1
         Specialty Resins and Engineered Films        56.1         55.1         53.0        231.9        223.3
                                                   -----------------------------------------------------------
                                                      56.1         85.4        134.9        452.0        571.4
                                                   ===========================================================

   Operating income (loss)
   Elastomers and Performance Additives                  -          2.9          3.6         20.6         24.8
   Specialty Resins and Engineered Films               3.5          3.2          1.9         14.5          4.8
   Depreciation and amortization                         -            -         (4.3)           -        (21.7)

   Special items (expense) before tax                 (0.6)        (1.0)       (21.4)        (7.9)       (30.6)
                                                   -----------------------------------------------------------
     Operating income (loss)                           2.9          5.1        (20.2)        27.2        (22.7)
                                                   ===========================================================

                                                                    ATTACHMENT 7

                        SALES AND SHIPMENT VOLUME SUMMARY

                                              4Q04 VERSUS 3Q04         4Q04 VERSUS 4Q03          2004 VERSUS 2003
                                              ----------------         ----------------          ----------------
                                                      Shipment                 Shipment                  Shipment
                            4Q04 Sales,  Sales $,       Lbs.,      Sales $,      Lbs.,      Sales $,       Lbs.,
                            % of Total   % Change     % Change     % Change    % Change     % Change     % Change
                            ----------   --------     --------     --------    --------     --------     --------

PERFORMANCE PLASTICS
   Vinyl Compounds               31%          -7%        -8%          11%          6%           12%          9%
   Formulators                    7           -8        -10            8          -1             2          -3
   Color and Additives           11            1         -3           19          17             7          20
     Masterbatches
   Engineered Material            5           -7         -5           -5         -24             3         -10
   International Compounds
     and Colors                  19           -5        -14            0           3             8          12
                                ------------------------------------------------------------------------------
      TOTAL                      73           -6         -8            8          -3             9           3

   Distribution                  27           -2         -8           15           4            15           9
                                ------------------------------------------------------------------------------
      TOTAL                     100%          -7%        -8%           9%         -2%           10%          5%